REVOLVING PROMISSORY NOTE

$10,000,000.00    Executed in the City of Houston, State of Texas
    Dated as of March 9, 2023

The undersigned, RCI HOLDINGS, INC., a Texas corporation (“Maker” or “Borrower”), promises to pay to the order of CENTENNIAL BANK (hereinafter, together with any holder hereof, called, “Payee” or “Lender” or “Holder”), at its office at 2101 West Commercial Boulevard, Suite 5000, Fort Lauderdale, Florida 33309 or at such other place as Payee may from time to time designate, the principal sum of Ten Million Dollars ($10,000,000.00) together with interest thereon from the date hereof on the basis of the amount disbursed and at the interest rate set forth below, subject to the terms and provisions set forth below.

For the purpose of this Note, the following terms shall have the following meanings:

A.    Loan Agreement: That certain Loan Agreement dated of even date herewith, by and between Payee and Maker, as the same may be amended from time to time. Capitalized terms used without definition herein shall have the meanings set forth in the Loan Agreement.

B.    Prime Rate: The Prime Rate published in the “Money Rates” column of The Wall Street Journal (Eastern Edition), from time to time as its Prime Rate. The “Prime Rate” is a reference rate only, and the use of such term does not imply or mean that it is the best or lowest rate of interest charged by Payee. In the event The Wall Street Journal (Eastern Edition) ceases publishing such Prime Rate, Payee shall have the right to select a similar alternative source for the Prime Rate. Payee shall not be required to notify Maker of any changes in the Prime Rate, which shall be reflected solely by the billing thereof to Maker.

The proceeds of this Note shall be used for general commercial purposes as more fully set forth in the Loan Agreement, the terms and provisions of which are incorporated herein by reference and for such other purposes as set forth in the Loan Agreement. The entire proceeds of the Loan shall be disbursed as of the date of this Note. This Note shall be a limited revolving promissory note, and shall not revolve until at such time as the principal balance is paid down to $5,000,000.00 as provided below and in the Loan Agreement, at which time, Borrower shall have the right to borrow, pay down and reborrow the principal amount of this Note in accordance with and subject to the terms, provisions and conditions of the Loan Agreement.

The Note and the sums represented hereby are to be repaid as follows:

All principal sums advanced by Payee pursuant to this Note shall bear interest at a variable rate equal to one percent (1%) above the Prime Rate, as such rate adjusts from time to time. Payments of interest only shall be due and payable hereunder on a monthly basis, with the first payment due and payable on the 9th day of April, 2023, with like payments of accrued interest due and payable on the 9th day of each month. On such date on which the principal balance of this Note is repaid down to a principal balance not to exceed $5,000,000.00 (the “Revolver Activation Date”) this Note shall adjust to a revolving promissory note and Borrower shall thereafter be entitled to reborrow principal paid under this Note upon the terms and conditions set forth herein and in the Loan Agreement, provided at no time shall the principal balance exceed $5,000,000.00 after the

Revolver Activation Date. Monthly payments of interest only shall continue to be due and payable after the Revolver Activation Date, and the entire principal balance of this Note, together with all accrued and unpaid interest thereon, shall be due and payable in full on March 9, 2025 (the “Maturity Date”); provided, however, that Borrower may extend the Maturity Date for one (1) year periods, in accordance with and subject to the terms and conditions of the Loan Agreement, in which case monthly payments of interest only shall continue to be payable with the entire principal balance of this Note, together with all accrued and unpaid interest thereon, due and payable in full ON DEMAND. The monthly payments due under this Note shall be auto-debited from Borrower’s account with Lender.

Interest charged under this Note shall be computed on the basis of a 360-day year for the actual number of days elapsed. All payments hereunder shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Unless otherwise agreed or required by applicable law, payments will be applied first to any escrow or reserve account payments as required under any mortgage, deed of trust, or other security instrument or security agreement securing this Note; then to any late charges; then to any accrued unpaid interest; and then to principal.

In order to compensate Payee for loss and expense occasioned by handling delinquent payments, which include, but are not limited to, the cost of processing and collecting delinquencies, Maker shall pay to Payee, in addition to any interest or other sums payable under this Note, a service charge equal to five percent (5%) of the amount of any payment not received by Payee within ten (10) days of the due date thereof.

This Note may be prepaid in whole or in part at any time without premium or penalty.

From and after the date upon which any payment of principal or interest hereunder becomes due and payable (whether by acceleration or otherwise) or any other monetary default if the same is not paid within ten (10) days of the due date, or upon the occurrence of any non-monetary default under this Note or any non-monetary default under any of the Loan Documents which is not cured within thirty (30) days after written notice of said non-monetary default unless such default does not involve the payment of money and cannot be cured within such thirty (30) day period with diligent efforts and (i) Maker has been and continues to diligently and in good faith pursue a cure thereof; and (ii) notifies Payee in writing of the cure it is pursuing and the projected completion date of such cure, then the time allowed Maker to cure the default shall be extended for such period as may be reasonably necessary for the prompt, diligent and good faith cure thereof, but such period shall not exceed sixty (60) days after the date of Payee’s written notice of default to Maker, interest shall be payable on all sums outstanding hereunder at the lesser of: (i) the maximum rate permitted by applicable law if any, or (ii) twenty-five percent (25%) per annum (the "Default Rate"), and shall be due and payable ON DEMAND. Any judgment obtained by Payee against Maker as to any amounts due under this Note shall also bear interest at the Default Rate.

    This Note and any other documents executed in connection with this Note, are collectively referred to as the "Loan Documents".

In the event of the continuation of any default in the payment of any interest or principal or other amounts due under this Note for a period of ten (10) days after such payment becomes due, or upon the occurrence of any non-monetary event of default under the terms and provisions of this Note or upon the occurrence of any monetary or non-monetary default under any of the Loan Documents, or any other documents delivered to Payee in connection with this Note, or any other obligation of Maker to Payee, then Payee upon expiration of any applicable grace or cure period may declare the entire unpaid principal amount outstanding hereunder, together with interest accrued thereon and any other lawful charges accrued hereunder, immediately due and payable.

Maker and any endorsers, sureties, guarantors, and all others who are, or at some future date may become, liable for the payments required hereunder grant a right to, and authorizes Payee to, in its sole discretion at any time after an event of default hereunder and after expiration of any applicable grace or cure period, in such order as Payee may elect, to apply to the payment of obligations due and owing hereunder, or to the payment of any and all indebtedness, liabilities and obligations of such parties to Payee, whether now existing or hereafter created, any and all monies, general or specific deposits, or collateral of whatsoever nature of any of the above noted parties, now or hereafter in the possession of Payee. All property described in this paragraph above and rights in connection therewith, together with additions and substitutions, are hereinafter collectively referred to as the “Collateral”.

Upon the happening of any of the following events, each of which shall constitute a default hereunder, all sums due hereunder shall thereupon or thereafter, at Payee's option, without notice or demand, become immediately due and payable: (a) failure of any Obligor (which term shall mean and include each Maker, endorser, surety, guarantor, general partner of Maker or other party liable for payment of this Note) to pay any sum due hereunder within ten (10) days of the date due or due by any Obligor to Payee under any other promissory note or under any security instrument or written obligation of any kind now existing or hereafter created; (b) occurrence of non-monetary default under any of the Loan Documents or any other loan agreement or security instrument now or hereafter in effect which, by its terms, covers this Note or the indebtedness evidenced hereby and such default shall continue for thirty (30) days after the date of written notice thereof from Payee to Maker, unless such default does not involve the payment of money and cannot be cured within such thirty (30) day period with diligent efforts and (i) Maker has been and continues to diligently and in good faith pursue a cure thereof; and (ii) Maker notifies Payee in writing of the cure it is pursuing and the projected completion date of such cure, then the time allowed Maker to cure the default shall be extended for such period as may be reasonably necessary for the prompt, diligent and good faith cure thereof, but such period shall not exceed sixty (60) days after the date of Payee’s written notice of default to Maker; (c) filing of any petition under the Bankruptcy Code or any similar federal or state statute by any Obligor or the filing of any petition under the Bankruptcy Code or any similar federal or state statute against any Obligor or for a custodian, receiver or trustee of any of Obligor’s property, which is not dismissed within sixty (60) days, or if Obligor is adjudged insolvent by any state or federal court of competent jurisdiction; (d) making of a general assignment by any Obligor for the benefit of creditors, or any proceeding for dissolution or liquidation of any Obligor; (e) entry of a judgment against any Obligor (other than Maker) in an amount in excess of $1,000,000.00 and which judgment is not discharged (by payment, bonding or otherwise) within sixty (60) days of its date of entry; or entry of a judgment against Maker, which judgment is not discharged (by payment, bonding or otherwise) within sixty (60) days of its entry; (f) material falsity, at the time made, in any certificate, statement, representation, warranty or audit furnished to Payee by or on behalf of any Obligor pursuant to or in connection with this Note, the Loan Documents or any loan agreement or security agreements now or hereafter in effect which, by its terms, covers this Note or the indebtedness evidenced hereby or otherwise including any omission to disclose any substantial contingent or liquidated liabilities or any material adverse change in any facts disclosed by any certificate, statement, representation, warranty or audit furnished to Payee; (g) issuance of any writ of attachment or writ of garnishment or filing of any lien against any substantial portion of the property of any Obligor, which writ of attachment, writ of garnishment or lien is not discharged (by payment, bonding or otherwise) within sixty (60) days of its date of entry; (h) the taking of possession of any substantial part of the property of any Obligor at the instance of any governmental authority; (i) dissolution, termination, merger, consolidation, or reorganization of any Obligor; (j) cancellation of any guaranty with respect hereto without the prior written consent of Payee; (k) occurrence of any default under any guaranty executed in connection with this Note or under any obligation of Maker or of any Obligor to Payee, which default is not cured within any applicable grace period or (l) the occurrence of a default under any of the “Other Notes”, as defined below.

Payee shall have all of the rights and remedies of a creditor, mortgagee and secured party under all applicable law. Without limiting the generality of the foregoing, upon the occurrence of any default hereunder which is not cured within any applicable grace period, Payee may, at its option, and without notice or demand (i) declare the entire unpaid principal and accrued interest accelerated and due and payable at once, together with any and all other liabilities of Maker or any of such liabilities selected by Payee; and (ii) set-off against this Note all monies owed by Payee in any capacity to Maker, whether or not due, and also set-off against all other liabilities of Maker to Payee all monies owed by Payee in any capacity to Maker, and Payee shall be deemed to have exercised such right of set-off, and to have made a charge against any such money immediately upon the occurrence of such default, although made or entered on the books subsequent thereto.

Payee may, at any time, if there is a default in the Note which is not cured within any applicable grace period: (i) pledge or transfer this Note and its interest in the Collateral, and the pledgee or the transferee shall, for all purposes, stand in the place of Payee and have all the rights of Payee set forth herein; (ii) transfer the whole or any part of the Collateral into the name of itself or its nominee; (iii) vote the Collateral; (iv) notify Maker to make payment to Payee of any amounts due or to become due thereon; (v) demand, sue for, collect, or make any compromise or settlement it deems desirable with reference to the Collateral; (vi) take possession or control of any proceeds of the Collateral; and (vii) exercise all other rights necessary or required, in Payee's discretion, in order to protect its interests hereunder.

In no event shall Payee be entitled to unearned or unaccrued interest or other charges or rebates, except as may be authorized by law, and should any interest or other charges paid by Maker or other parties liable for the payment of this Note result in the computation or earning of interest in excess of the maximum rate of interest that is legally permitted under applicable law, then any and all such excess shall be and the same is hereby waived by Payee, and any and all such excess shall be automatically credited against and reduce the balance due under this indebtedness, and the portion of said excess which exceeds the balance due under this indebtedness, shall be paid by Payee to Maker and parties liable for the payment of this Note. Payee may, in determining the maximum rate permitted under applicable law in effect from time to time, take advantage of (i) the maximum rate of interest permitted under Florida law or federal law, whichever is higher, including any laws regarding parity among lenders; and (ii) any other law, rule or regulation in effect from time to time available to Payee, which exempts Payee from any limit upon the rate of interest it may charge, or grants to Payee the right to charge a higher rate of interest than that permitted by Florida law. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, Payee shall, to the maximum extent permitted under applicable law (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) "spread" the total amount of interest throughout the maximum term of the obligation so that the interest rate is uniform throughout the entire term of the obligation.

The provisions of this Note and the Loan Documents shall be construed according to the internal laws (and not the laws of conflicts) of the State of Florida; except as set forth above, if Federal law would allow the payment of interest hereunder at a higher maximum rate than would be applicable under Florida law, in which case such Federal law shall apply to the determination of the highest applicable lawful rate of interest hereunder.

No delay or omission on the part of Payee in exercising any right hereunder shall operate as a waiver of such right or of any other rights under this Note. Presentment, demand, protest, notice of dishonor and all other notices are hereby waived by Maker. Maker promises and agrees to pay all costs of collection and attorneys’ fees, which shall include reasonable attorneys' fees in connection with any suit, out of court, in trial, on appeal, in bankruptcy proceedings or otherwise, incurred or paid by Payee in enforcing this Note or preserving any right or interest of Payee set forth herein. Any notice to Maker shall be sufficiently served for all purposes if placed in the mail, postage prepaid, addressed to, or left upon the premises at the address of Maker as provided to Payee.

This Note is not assumable without Payee’s prior written consent, which consent may be granted by Payee or denied by Payee, in Payee’s sole and absolute discretion.

This Note and the other Loan Documents constitute the sole agreement of the parties with respect to the transaction contemplated hereby and supersede all oral negotiations and prior writings with respect thereto. No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an authorized officer of the Lender.  No waiver by Lender of any default shall operate as a waiver of any other default or the same default on a future occasion.  Neither the failure nor any delay on the part of the Lender in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
IN ADDITION TO THIS NOTE, BORROWER HAS PREVIOUSLY EXECUTED THE FOLLOWING PROMISSORY NOTES IN FAVOR OF PAYEE (COLLECTIVELY, THE “OTHER NOTES”): (A) THAT CERTAIN CONSOLIDATED, AMENDED AND RESTATED PROMISSORY NOTE DATED AS OF SEPTEMBER 30, 2021 IN THE PRINCIPAL AMOUNT OF $99,145,838.22 AND (B) THAT CERTAIN PROMISSORY NOTE DATED JANUARY 25, 2022 IN THE PRINCIPAL AMOUNT OF $18,740,000.00. IN THE EVENT OF ANY DEFAULT BY MAKER UNDER ANY OF THE OTHER NOTES, SUCH DEFAULT SHALL, AT THE OPTION OF PAYEE, BE AND CONSTITUTE A DEFAULT UNDER THIS NOTE AND IN THE EVENT OF ANY DEFAULT UNDER THIS NOTE, SUCH DEFAULT SHALL BE AND CONSTITUTE, AT THE OPTION OF PAYEE, A DEFAULT BY MAKER UNDER THE OTHER NOTES. IN THE EVENT OF ANY SUCH DEFAULTS, PAYEE SHALL BE ENTITLED TO EXERCISE ALL REMEDIES PROVIDED TO PAYEE UNDER THIS NOTE, THE OTHER NOTES AND ALL OTHER LOAN DOCUMENTS EXECUTED BY MAKER IN CONNECTION HEREWITH OR THEREWITH.
WAIVER OF TRIAL BY JURY. MAKER AND HOLDER HEREBY MUTUALLY, KNOWINGLY, WILLINGLY, INTENTIONALLY AND VOLUNTARILY WAIVE THEIR RIGHT TO TRIAL BY JURY AND NO PARTY, NOR ANY ASSIGNEE, SUCCESSOR, HEIR, OR LEGAL REPRESENTATIVE OF THE PARTIES (ALL OF WHOM ARE HEREINAFTER REFERRED TO AS THE "PARTIES") SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEEDING BASED UPON OR ARISING OUT OF THIS NOTE OR THE LOAN DOCUMENTS, OR ANY INSTRUMENT EVIDENCING, SECURING, OR RELATING TO THE INDEBTEDNESS AND OTHER OBLIGATIONS EVIDENCED HEREBY OR ANY RELATED AGREEMENT OR INSTRUMENT, ANY OTHER COLLATERAL FOR THE INDEBTEDNESS EVIDENCED HEREBY OR ANY COURSE OF ACTION, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS

RELATING TO THE LOAN OR TO THIS NOTE. THE PARTIES ALSO WAIVE ANY RIGHT TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY NEGOTIATED BY THE PARTIES. THE WAIVER CONTAINED HEREIN IS IRREVOCABLE, CONSTITUTES A KNOWING AND VOLUNTARY WAIVER, AND SHALL BE SUBJECT TO NO EXCEPTIONS. HOLDER HAS IN NO WAY AGREED WITH OR REPRESENTED TO MAKER OR ANY OTHER PARTY THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

THIS PROMISSORY NOTE IS BEING EXECUTED AND DELIVERED OUTSIDE OF THE STATE OF FLORIDA AND IS NOT SECURED BY REAL PROPERTY LOCATED IN FLORIDA. ACCORDINGLY NO DOCUMENTARY STAMP TAX IS DUE OR PAYABLE IN CONNECTION WITH THE EXECUTION AND DELIVERY OF THIS PROMISSORY NOTE.

[SIGNATURE PAGE TO FOLLOW]

N:\Centennial\RCI $10MM Revolver (1343-11-014)\Loan Docs\Revolving Promissory Note - Assets.doc

RCI HOLDINGS, INC., a Texas corporation

By: _/s/ Eric Langan___________________
Eric Langan, President

STATE OF TEXAS
COUNTY OF HARRIS

The foregoing instrument was acknowledged before me this ____ day of March, 2023 by Eric Langan, as President of, and on behalf of, RCI HOLDINGS, INC., a Texas corporation, who () is personally known to me or (____) produced a driver’s license as identification.

__/s/ Vivian A. Tipps_________________
NOTARY PUBLIC-State of Texas
Print/Type/Stamp Name: Vivian A Tipps
Commission Expiration Date: 07/14/2023
Notary Seal:

(Signing as a notary public and not as a guarantor or endorser.)

[SIGNATURE PAGE TO REVOLVING PROMISSORY NOTE]

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